EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Nos. 333-229140 and 333-23957) on Form S-3 and Registration Statements (Nos. 333-224018, 333-230282 and 333-237140) on Form S-8 of Cue Biopharma, Inc. of our report dated March 9, 2021, relating to the consolidated financial statements of Cue Biopharma, Inc. and Subsidiary appearing in this Annual Report on Form 10-K of Cue Biopharma, Inc. for the year ended December 31, 2020.

/s/ RSM US LLP

Boston, Massachusetts

March 9, 2021